Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Summit Hotel Properties, Inc.:

We consent to the use of our report dated February 26, 2013, except as to notes 21 and 22, which are as of March 25, 2014, with respect to the consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows of Summit Hotel Properties, Inc. and subsidiaries for the year ended December 31, 2012, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Chicago, Illinois
April 1, 2015